EX-99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of GAM Funds, Inc., which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 28, 2005